Exhibit 10.1
HUTCHINSON TECHNOLOGY INCORPORATED
SEVERANCE AND CHANGE IN CONTROL AGREEMENT
     THIS SEVERANCE AND CHANGE IN CONTROL AGREEMENT (“Agreement”), dated effective the _____ day of _________, 2010 (the “Effective Date”), is between Hutchinson Technology Incorporated, a Minnesota corporation (“HTI”), and _______________ (“Executive”).
RECITALS
     A. Executive is a key member of the management of HTI and has devoted substantial skill and effort to the affairs of HTI.
     B. It is desirable and in the best interests of HTI and its shareholders:
(1)	to reinforce and encourage the continued attention and dedication of Executive to Executive’s assigned duties without distraction of any proposed or anticipated change in ownership or control of the Company or a division thereof,

(2)	to provide inducement for Executive to remain in the service of the Company without the distraction of the impact on Executive’s continued employment of any proposed or anticipated change in ownership or control of the Company or a division thereof, and

(3)	to provide for Executive to receive severance pay and benefits in the event of Executive’s involuntary termination of employment following a change in ownership or control of the Company or a division thereof.
     In consideration of the foregoing premises and the parties’ mutual covenants and undertakings contained in this Agreement, HTI and Executive agree as follows:
ARTICLE I.
DEFINITIONS
     Capitalized terms used in the Agreement shall have their defined meaning throughout the Agreement unless the context clearly suggests otherwise.
     1.1 “Agreement” means this Severance and Change in Control Agreement, as from time to time amended.
     1.2 “Board” means the Board of Directors of HTI.
     1.3 “Cause” means any of the following:
(a)	a material act or acts of personal dishonesty taken by Executive and resulting in personal enrichment of Executive at the expense of the Company,

(b)	a violation or breach by Executive of (i) Executive’s duties to the Company, as established from time to time by the Board, or (ii) any material Company policy, which violation or breach is materially injurious to the Company’s business, financial position or reputation, or

(c)	illegal conduct by Executive that is materially injurious to the Company’s business, financial position or reputation.
     1.4 “Change in Control Event” means the occurrence of any of the following:

(a)	an acquisition by any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), after the effective date of this Agreement, of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities of HTI representing more than 50% of the combined voting power of the then outstanding securities of HTI entitled to vote generally in the election of directors (“Voting Securities”), except that the following shall not constitute a change in control pursuant to this subsection (a):
(1)	any acquisition of beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by HTI or any of its subsidiaries; or

(2)	any acquisition of beneficial ownership by any person in connection with a Business Combination (as defined in Section 1.4(c)) that does not constitute a change in control under the terms of Section 1.4(c).
(b)	a majority of the members of the Board shall not be Continuing Directors. “Continuing Directors” shall mean: (i) individuals who, on the Effective Date, are directors of HTI, (ii) individuals elected as directors of HTI subsequent to the Effective Date for whose election proxies shall have been solicited by the Board, or (iii) any individual elected or appointed by the Board to fill a vacancy on the Board caused by death or resignation (but not by removal) or to fill a newly-created directorship;

(c)	the consummation of a reorganization, merger or consolidation of HTI with or into another entity or the sale or other disposition of all or substantially all of the assets of HTI (in one or a series of related transactions) (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the persons who were the beneficial owners of HTI’s Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities (or comparable equity interests) of the surviving or acquiring entity resulting from such Business Combination (including an entity that as a result of the Business Combination beneficially owns 100% of the then outstanding Voting Securities of HTI or all or substantially all of the assets of HTI, either directly or indirectly) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of HTI’s Voting Securities;

(d)	the approval by HTI’s shareholders of a complete liquidation or dissolution of HTI; or

(e)	if Executive is employed in a position in which Executive is assigned to a division of HTI, the sale, discontinuation or disposition (in one or a series of related transactions) by HTI of all or substantially all, or a material portion of, the business or assets of such division.
     1.5 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.
     1.6 “Company” means HTI and any Successor.
     1.7 “Good Reason” means the occurrence of any of the following without Executive’s consent:
(a)	material breach by the Company of this Agreement, including, but not limited to, the failure of any Successor to assume HTI’s obligations under this Agreement pursuant to Section 3.1;

(b)	the required relocation of Executive to a location that is more than 50 miles from Hutchinson, Minnesota (provided, however, that if Executive so relocates, such prior required relocation shall no longer constitute “Good Reason”), or the principal geographic location at which Executive is required to perform services to the Company is more than 50 miles from the location of HTI’s offices in Hutchinson, Minnesota on the Effective Date;

(c)	a material reduction by the Company in Executive’s base compensation as in effect on the Effective Date or as the same may be increased from time to time; or

(d)	a material adverse change in Executive’s status or position as a result of a material diminution in Executive’s duties, responsibilities or authority as of the date of this Agreement;
provided, however, that “Good Reason” shall not exist unless Executive has first provided written notice to the Company of the occurrence of one or more of the conditions under (a) — (d) above within 90 days of the condition’s occurrence, setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason and such condition is not fully remedied by the Company within 30 days after the Company’s receipt of written notice from Executive, and Executive’s Termination of Employment as a result of such event occurs within 180 days after the initial occurrence of such event.
     1.8 “HTI” means Hutchinson Technology Incorporated, a Minnesota corporation.
     1.9 “Qualifying Termination” means the Executive’s Termination of Employment due to Executive’s resignation for Good Reason or Executive’s involuntary termination by the Company without Cause.
     1.10 “Severance Pay Plan” means the Hutchinson Technology Incorporated Severance Pay Plan, as in effect on the date of this Agreement and as amended from time to time thereafter.
     1.11 “Successor” means any successor to all or substantially all of HTI’s business or portion of HTI’s business pursuant to a Change in Control Event.
     1.12 “Termination of Employment” means the termination of the common-law employer-employee relationship between the Company and Executive; provided, however, that if required for compliance with the provisions of Code Section 409A regarding payments of “deferred compensation” under Code Section 409A, a Termination of Employment shall not be deemed to have occurred unless such termination also constitutes a “separation from service” as defined under Code Section 409A.
ARTICLE II.
QUALIFYING TERMINATION AFTER CHANGE IN CONTROL EVENT
     2.1 Severance Benefits. If Executive has a Qualifying Termination within 24 months following a Change in Control Event, then Executive shall be entitled to receive the payments and benefits described on Schedule A to this Agreement. Executive acknowledges that the payments and benefits described in this Section 2.1 are provided by the Company in lieu of any payments and benefits to which Executive might otherwise be entitled under the Severance Pay Plan in connection with such a Qualifying Termination, and Executive agrees that he/she shall have no right to any payments or benefits under the Severance Pay Plan in connection with a Qualifying Termination for which payments and benefits are provided pursuant to this Agreement. The payments and benefits described in this Section 2.1 shall be subject to all applicable withholding taxes.
     2.2 Time and Form of Payment of Benefits. Payments and benefits payable under Section 2.1 (net of withholding) shall be paid in a lump sum payment as soon as administratively feasible, but in no case later than March 15 of the calendar year following the calendar year in which Executive’s Qualifying Termination occurs.
     2.3 Tax Matters. Notwithstanding the provisions of Article II:
(a)	In the event that any payment or benefit received or to be received by Executive in connection with Executive’s Termination of Employment (collectively, the “Termination Parachute Payments”) would (i) constitute an “excess parachute payment” within the meaning of Code Section 280G and (ii) but for this Section 2.3(a), be subject to the excise tax imposed by Code Section 4999 or any similar or successor provision to Code Section 4999 (the “Excise Tax”), then such Termination Parachute Payments shall be reduced to the largest amount which would result in no portion of the Termination Parachute Payments being subject to the Excise Tax. In the event any reduction of payments or benefits is required pursuant to this Section 2.3(a), any payment or benefit which is not “deferred compensation” subject to compliance with Code Section 409A shall first be reduced before any such payment of deferred compensation is reduced.

(b)	The payments and benefits payable under Section 2.1 of this Agreement are intended to be paid within the “short-term deferral” period of Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, however, if any payment under this Agreement constitutes deferred compensation under Code Section 409A, and, at the time of Executive’s Termination of Employment Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i), then such payment shall be delayed (without interest or earnings) until the date which is six months after the date of Executive’s Termination of Employment, and the terms of this Agreement with respect to such payment shall otherwise be interpreted in a manner consistent with the requirements of Code Section 409A(a)(2), (3) and (4).
ARTICLE III.
GENERAL PROVISIONS
     3.1 Successor; Assignment. This Agreement shall be binding upon and inure to the benefit of any Successor or assign of HTI, and the failure of any Successor or assign to assume HTI’s obligations under this Agreement shall be deemed a material breach by HTI of this Agreement. No right or obligation of Executive hereunder may be assigned by Executive to any other person or entity.
     3.2 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the Company at the Company’s address or to Executive at the last address of Executive contained in the Company’s records. Either party may, by notice hereunder, designate a changed address. Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the registered date or the date stamped on the certified mail receipt, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.
     3.3 Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws, rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought only in the courts of the State of Minnesota or the United States District Court for the District of Minnesota. The parties consent to jurisdiction and venue therein and waive any objection to lack of personal jurisdiction or inconvenient forum.
     3.4 Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     3.5 No Employment Rights. Nothing contained herein nor any action taken hereunder will be construed as a contract of employment or as giving Executive any right to continued employment with the Company or any affiliate thereof.
     3.6 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.
     3.7 Modification. This Agreement may not be modified or amended except by a written instrument signed by Executive and the Company.

     3.8 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior agreements or understandings of the parties hereto with respect to the subject matter hereof, whether written or oral, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement. Notwithstanding the foregoing, however, the parties hereby confirm Executive’s continued eligibility to participate in the Severance Pay Plan, and except as expressly provided in Section 2.1 of this Agreement, nothing in this Agreement shall be construed as replacing or superseding the provisions of, or as rendering Executive ineligible to receive payments and benefits under, the Severance Pay Plan.
     3.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     3.10 Effectiveness and Survival. This Agreement shall be effective from and after the Effective Date and shall continue in effect so long as Executive is employed by the Company; provided that any provisions of this Agreement to be performed following Executive’s Termination of Employment shall survive any such termination.
     IN WITNESS WHEREOF, the parties hereto have caused this Severance and Change in Control Agreement to be duly executed and effective as of the Effective Date.

EXECUTIVE		HUTCHINSON TECHNOLOGY INCORPORATED

By:		By:

	[Executive’s Name]		Its:

Schedule A
Severance Payments Under Section 2.1
Executive shall be entitled to the following amounts under Section 2.1 of the Agreement:
•	Base salary amount: An amount equal to two times the greater of (i) Executive’s annual base pay in effect immediately prior to Executive’s Qualifying Termination or (ii) Executive’s annual base pay in effect immediately prior to the Change in Control Event. Base pay excludes overtime, bonuses, profit sharing, shift premiums, or any other special compensation.

•	Bonus amount: An amount equal to the greater of (i) Executive’s target bonus for the bonus period in which Executive’s Qualifying Termination occurs or (ii) Executive’s target bonus for the bonus period in which the Change in Control Event occurs, in either case as prescribed by the bonus plan or arrangement in effect immediately prior to the Qualifying Termination or the Change in Control Event, as the case may be.

•	Group medical and dental coverage premium amount: An amount equal to 100% of the total premium for 24 months of group medical and/or dental coverage under the group medical and/or dental coverage under the Company’s group benefit plans. This additional benefit is available only if Executive is enrolled in the Company’s group medical and/or group dental coverage on the date of Executive’s Qualifying Termination, and will be calculated by reference to Executive’s coverage and enrollment level in effect as of the date of Executive’s Qualifying Termination or, if it results in a greater benefit to Executive, the date immediately prior to the date on which the Change in Control Event occurs.

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